Exhibit 14.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-111019, 333-119998, 333-126257, 333-143399, 333-167144) and related Prospectus and on Form S-8 (No. 333-173155, 333-118897, 333-113420, 333-141306, 333-139717) pertaining to the Employee Share Option Plan of Pointer Telocation Ltd., of our report dated 8th. February 2013, with respect to the financial statements of POINTER DO BRASIL COMERCIAL S.A., included in the Annual Report (Form 20-F) of Pointer Telocation Ltd., for the year ended 31st. December 2012, filed with the Securities and Exchange Commission.

São Paulo, Brazil, 18th. March 2013

RICARDO JULIO RODIL
Engagement Partner
BAKER TILLY BRASIL
AUDITORES INDEPENDENTES S/S